Exhibit 99.2

AMD Reports First Quarter 2011 Results – CFO Commentary

April 21, 2011

A reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com

First Quarter 2011 Results

•	AMD revenue $1.61 billion, 2% sequential decline; 2% increase year-over-year

•	Net income $510 million, EPS $0.68, operating income $54 million

•	Non-GAAP net income $56 million, EPS $0.08, operating income $92 million

•	Gross margin 43%

•	Non-GAAP gross margin 45%

Q1 2011 Commentary

Revenue was $1.61 billion, down 2% compared to the fourth quarter of 2010 and up 2% compared to the first quarter of 2010.

The quarter-over-quarter decline was primarily due to:

•	a seasonally driven decline in game console revenue

•	lower server and notebook microprocessor sales driven by ASP declines

Non-GAAP gross margin was 45%, flat quarter-over-quarter due to:

•	a seasonally driven decline in game console revenue

•	a weaker mix in legacy MPU products offset by higher volume in new, lower-cost, margin accretive APUs (Brazos platform) and lower than anticipated 32nm manufacturing costs

Operating expenses were $628 million, significantly less than the guided $650 million due to tight expense management.

•	R&D was $367 million

•	SG&A was $261 million, which includes a separation payment to AMD’s former CEO

AMD Q1-11 CFO Commentary	Page 1	April 21, 2011

Non-GAAP operating income was $92 million, which excludes the impact of:

•	$24 million in cost of sales related to a payment to GLOBALFOUNDRIES (GF) primarily related to certain manufacturing assets of GF which do not benefit AMD

•	a charge related to a legal settlement and amortization of acquired intangible assets

Non-GAAP net income was $56 million, which excludes:

•	a noncash gain of $492 million related to the dilution of our equity interest in GF in Q1’11 as a result of the combination of Chartered Semiconductor and GF

•	$24 million in cost of sales related to a payment to GF primarily related to certain manufacturing assets of GF which do not benefit AMD

•	a charge related to a legal settlement and amortization of acquired intangible assets

Non-GAAP diluted EPS was 8 cents in the first quarter of 2011, calculated using 740 million fully diluted shares. The shares used to calculate AMD’s first quarter GAAP EPS is 764 million on a fully diluted basis. The GAAP diluted share count is higher than the non-GAAP diluted share count due to the inclusion of common shares issuable upon conversion of the 5.75% convertible notes, which become dilutive above 30 cents EPS, and were therefore dilutive to first quarter GAAP EPS of 68 cents.

Adjusted EBITDA was $198 million, down $43 million from the prior quarter primarily due to the decline in revenue and an increase in operating expenses.

Q1 2011 Segment Results – Computing Solutions

Computing Solutions segment revenue was $1.2 billion, down 2% compared to the fourth quarter of 2010, primarily due to:

•	lower server and notebook microprocessor sales driven by ASP declines, partially offset by higher desktop microprocessor sales

•	weak demand in mature markets partially offset by moderate growth in demand in emerging economies

APU platforms are gaining traction in the market as evidenced by a faster than anticipated ramp as unit shipments tripled over the prior quarter. Adding to this momentum, we started shipping Llano, our high-end APU, late in the first quarter of 2011.

Computing Solutions operating income was $100 million, up $9 million from the previous quarter, primarily due to improved gross margins from a higher mix of APU sales compared to the prior quarter.

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Q1 2011 Segment Results – Graphics

Graphics segment revenue was $413 million, down 3% compared to the fourth quarter of 2010 mainly due to:

•	a seasonally driven decline in game console revenue and lower ASPs of GPUs sold into the AIB and retail channel

•	partially offset by double digit growth in mobile GPU sales

Graphics segment operating income was $19 million, down $49 million from the fourth quarter of 2010 primarily due to seasonally lower game console revenue.

Balance Sheet

Our cash, cash equivalents and marketable securities balance at the end of the quarter was $1.75 billion, down $44 million compared to the end of the fourth quarter of 2010.

Accounts Receivable at the end of the quarter was $797 million, down $171 million compared to the end of the fourth quarter of 2010, primarily due to timing of sales.

Inventory was $648 million exiting the quarter.

Long term debt as of the end of the quarter was $2.2 billion.

Non-GAAP Adjusted free cash flow was $154 million, up $143 million from the fourth quarter of 2010 due to higher non-GAAP net cash provided by operating activities.

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Starting with the first quarter of 2010, AMD began presenting non-GAAP adjusted free cash flow as a supplemental measure of its performance to adjust for the impact of our receivable funding arrangement with IBM Credit. In February 11, 2011 we terminated this funding program. We expect to transition away from making adjustments related to this program to our GAAP net cash provided by operating activities. As a result, we expect that as of the third quarter of 2011, free cash flow will be calculated traditionally in accordance with industry standards.

Outlook

The following statements concerning AMD are forward-looking, and actual results could differ materially from current expectations.

Q2 2011:

•	AMD expects second quarter revenue to be flat to slightly down

•	Operating expenses are expected to be approximately $620 million

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Wafer Supply Agreement (WSA) – as amended in Q1 2011

In the first quarter of 2011, AMD amended its WSA with GF. The financial impact of the WSA amendment is outlined below:

•	In 2011: AMD expects to pay GF between $1.1 and $1.5B for wafer purchases.*

•	In 2012: AMD expects to pay GF between $1.5 and $1.9B for wafer purchases.* AMD will resume compensating GF on a cost-plus basis to manufacture wafers for our MPU and APU products.

•	Beyond 2012: AMD expects future purchases from GF will continue to be material under the WSA.

(* These costs could increase or decrease as a result of variations in yields and several other factors, including our current expectations regarding demand for our products.)

AMD held a conference call on April 4, 2011 related to the WSA amendment. Further details about the WSA amendment and access to the replay of the conference call and webcast can be accessed at http://ir.amd.com.

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For more information, contact:

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Irmina Blaszczyk

408-749-3398

irmina.blaszczyk@amd.com

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Non-GAAP Measures:

To supplement the Company’s financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures, including for non-GAAP net income (loss) excluding GF related items, non-GAAP net income (loss), non-GAAP operating income (loss), non-GAAP earnings per share and non-GAAP gross margin. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company also provided Adjusted EBITDA and non-GAAP Adjusted free cash flow as supplemental measures of its performance.

Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the first quarter of 2011, the Company included an adjustment related to a payment to GLOBALFOUNDRIES and a legal settlement with a third party; and for the fourth quarter of 2010, the Company included an adjustment related to its legal settlement with a third party. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

Starting in the first quarter of 2010, the Company presents non-GAAP adjusted free cash flow as a supplemental measure of its performance. In 2008 and 2009, the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries, (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under U.S. GAAP, the Company classifies funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds are classified as cash flows from financing activities. When a distributor pays the applicable IBM Party, the Company reduces the distributor’s accounts receivable and the corresponding debt resulting in a non-cash accounting entry. Because the Company does not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment is never reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount is then further adjusted by subtracting capital expenditures. Generally, under U.S. GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that

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cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with the IBM Parties. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP Adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP Adjusted Free Cash Flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

Non-GAAP Reconciliation:

Reconciliation of GAAP to Non-GAAP Net Income

(Millions except per share amounts)

	Q1-11		Q4-10		Q1-10
GAAP net income / Earnings per share	$510	$0.68	$375	$0.50	$257	$0.35
Gross margin benefit due to deconsolidation of GLOBALFOUNDRIES	—	—	—	—	69	0.09
Gain on the fair value assessment of investment in GLOBALFOUNDRIES	—	—	—	—	325	0.45
Equity income (loss) and dilution gain in investee, net	492	0.66	27	0.05	(183)	(0.25)
Payment to GLOBALFOUNDRIES	(24)	(0.03)	—	—	—	—
Non-GAAP net income excluding GLOBALFOUNDRIES related items	42	0.06	348	0.47	46	0.06
Amortization of acquired intangible assets	(9)	(0.01)	(11)	(0.01)	(17)	(0.02)
Legal settlements	(5)	(0.01)	283	0.39	—	—
Income tax related to legal settlements	—	—	(47)	(0.06)	—	—
Gain on investment sale	—	—	17	0.02	—	—
Non-GAAP net income / Earnings per share	$56	$0.08	$106	$0.14	$63	$0.09

Reconciliation of GAAP to Non-GAAP Operating Income

(Millions)

	Q1-11	Q4-10	Q1-10
GAAP operating income	$54	$413	$182
Payment to GLOBALFOUNDRIES	(24)	—	—
Gross margin benefit due to deconsolidation of GLOBALFOUNDRIES	—	—	69
Amortization of acquired intangible assets	(9)	(11)	(17)
Legal settlements	(5)	283	—
Non-GAAP operating income	$92	$141	$130

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)

	Q1-11	Q4-10	Q1-10
GAAP Gross Margin	$691	$743	$741
GAAP Gross Margin %	43%	45%	47%
Gross margin benefit due to deconsolidation of GLOBALFOUNDRIES	—	—	69
Legal settlements	(5)	—	—
Payment to GLOBALFOUNDRIES	(24)	—	—
Non-GAAP Gross Margin	$720	$743	$672
Non-GAAP Gross Margin %	45%	45%	43%

AMD Q1-11 CFO Commentary	Page 6	April 21, 2011

AMD reconciliation of GAAP operating income to Adjusted EBITDA

(Millions)

	Q1-11	Q4-10	Q1-10
GAAP operating income	$54	$413	$182
Payment to GLOBALFOUNDRIES	24	—	—
Legal settlements	5	(283)	—
Depreciation and amortization	79	78	83
Employee stock-based compensation expense	27	22	20
Amortization of acquired intangible assets	9	11	17
Adjusted EBITDA	$198	$241	$302

Non-GAAP adjusted free cash flow reconciliation

(Millions)

	Q1-11	Q4-10	Q1-10
GAAP net cash provided by (used in) operating activities	$(168)	$(213)	$23
Non-GAAP Adjustment	360	262	202
Non-GAAP net cash provided by operating activities	192	49	225
Purchases of property, plant and equipment	(38)	(38)	(48)
Non-GAAP adjusted free cash flow	$154	$11	$177

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the second quarter of 2011, including our second quarter 2011 revenue and operating expenses, the impact of the termination of our receivable funding arrangement with IBM Credit and our expected future payments to GLOBALFOUNDRIES under the Wafer Supply Agreement, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; GLOBALFOUNDRIES will be unable to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities; the recent earthquake and tsunami in Japan may have significant impacts on the company’s supply chain or its customers; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected demand; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; and the company will be unable to maintain the level of investment in research and development that is required to remain competitive. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 25, 2010.

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